Exhibit 4.02

DESCRIPTION OF SECURITIES

Under our Amended and Restated Certificate of Incorporation, the Company is authorized to issue up to 1,000,000,000 shares of common stock, par value $0.01 per share. The following is a summary of some of the terms of the Company's common stock, which is the Company's only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. The Company's common stock is listed on the NASDAQ Global Select Market under the symbol "EA". This summary is not complete, and is subject to and qualified by the provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. The terms of our common stock are also subject to and qualified by the applicable provisions of the Delaware General Corporation Law.

Common Stock

As of May 24, 2021, there were approximately 286,191,176 shares of common stock issued and outstanding.

The holders of shares of common stock vote together as one class on all matters as to which common stockholders are entitled to vote. Each share of common stock is entitled to one vote in all elections of directors and on all other matters submitted to a stockholder vote. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds therefore. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The common stock currently outstanding is fully paid and nonassessable.

Anti-Takeover Effects of our Charter and Bylaws

Certain provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of the Company. For example, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions that:
•require that actions to be taken by our stockholders must be taken at an annual or special meeting of our stockholders, and not by written consent;
•provide that, except as otherwise required by law, special meetings of the stockholders for any purpose or purposes may only be called by the chairman of our board of directors or by the board of directors upon written request by one or more stockholders owning, in the aggregate, at least 25% of the our outstanding shares entitled to vote on the matter or matters to be brought before the proposed special meeting, determined in accordance with the provisions of the our Amended and Restated Bylaws, and who otherwise comply with such other requirements and procedures set forth in our Amended and Restated Bylaws;
•provide that a stockholder, or group of up to 20 stockholders, that has owned continuously for at least three years shares of common stock representing an aggregate of at least 3% of the our outstanding shares of common stock, may nominate and include in our proxy materials director nominees; provided that the maximum number of such director nominees shall not exceed (A) two or (B) 20% of the board of directors, and provided further that the stockholder(s) and nominee(s) satisfy the requirements in the our Amended and Restated Bylaws
•establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors; and
•authorize the Company’s board of directors to cause the issuance of, in one or more series, preferred stock and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.